Exhibit 99.1

Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record First Quarter Results

•	First quarter sales increase 6.1 percent to a record $515.8 million

•	Net earnings for the first quarter up 14.6 percent to a record $0.41 per share

•	Positive results driven by solid performance across the professional businesses

BLOOMINGTON, Minn. (February 23, 2017) - The Toro Company (NYSE: TTC) today reported net earnings of $45.0 million, or $0.41 per share, on a net sales increase of 6.1 percent to $515.8 million for its first quarter ended February 3, 2017. In the comparable fiscal 2016 period, the company delivered net earnings of $39.3 million, or $0.35 per share, on net sales of $486.4 million.

“The company is off to a solid start for the year with record results for the first quarter,” said Richard M. Olson, Toro’s president and chief executive officer. “Growth in the professional segment was a key driver with new product offerings in multiple areas. The landscape contractor businesses experienced strong demand for the new lines of professional zero-turn mowers. Also contributing to the momentum were strong sales in our golf, BOSS® snow and ice management and specialty construction businesses.”

“We continue to focus on delivering new products with customer-valued innovation. The new TITAN® HD and Exmark® Radius® mowers have been well-received by landscape professionals and acreage owners. Demand remains strong for the new BOSS® EXT extendable plows and the lighter HTX plows for half-ton trucks as well as V-Box spreaders. In our micro-irrigation business, we are pleased by the success of our Aqua-Traxx® tape products with flow control. Finally, at the recent Golf Industry and Sports Turf Manager Shows, excitement continues for the GTX utility vehicle line that combines tremendous versatility with uncompromising ride quality.”

“Another important element in our strong results for the quarter was the team’s focus on productivity and management of inventory and expenses, all of which helped us make good progress on our Destination Prime initiative. As the year progresses we will maintain an emphasis on these efforts. As always, we will remain committed to delivering innovative solutions to the industries we serve, while being mindful of the impacts that unfavorable weather or market conditions could present.  We are well positioned to maintain flexibility in our operations while successfully serving our customers and generating profitable growth.”

The company continues to expect revenue growth for fiscal 2017 to be about 3 to 4 percent, and now expects net earnings per share to be about $2.25 to $2.30 for the year. For the second quarter, the company expects net earnings to be about $1.00 per share.

2 - The Toro Company Reports Record First Quarter Results

SEGMENT RESULTS

Professional

•
Professional segment net sales for the first quarter were $371.8 million, up 9.7 percent from $338.8 million last year. Strong performance across our professional businesses drove the positive results for the quarter. New product introductions such as the Toro-branded TITAN® HD and the Exmark-branded Radius® zero-turn riding mowers have been well received by customers, which generated positive momentum for the quarter. Similarly, our BOSS® snow and ice management business also saw the benefits of new products paired with favorable snowfall across much of the Midwest.

•	Professional segment earnings for the first quarter were $68.2 million, up 10.7 percent from $61.6 million in the same period last year.

Residential

•
Residential segment net sales for the first quarter were $140.4 million, down 2.7 percent from $144.3 million last year. Retail demand for our line of snowthrowers, including the new SnowMaster®, was positive in North America. Sales of walk power mowers were also favorable in southern climates. As expected, the results were impacted by a shift in demand for zero turn riding mowers experienced in the comparable period last year. This prior shift was not repeated in the current quarter due to improved product availability and a return to more normalized shipment timing.

•	Residential segment earnings for the first quarter were $16.6 million, down slightly from $16.7 million in the comparable period last year.

OPERATING RESULTS

Gross margin as a percent of sales for the first quarter was 37.5 percent, a decrease of 10 basis points compared to last year. Unfavorable currency exchange rates and increased commodity costs largely contributed to the decline, partially offset by productivity improvements.

Selling, general and administrative (SG&A) expense as a percent of sales for the first quarter was 25.8 percent, a decrease of 70 basis points from the same period last year. The decrease was primarily due to the leveraging of expenses over higher sales volume.

First quarter operating earnings as a percent of sales were 11.7 percent, an improvement of 60 basis points compared to 11.1 percent in the same period last year.

The effective tax rate for the first quarter was 24.5 percent, compared to 26.9 percent last year. This rate reflects a discrete tax benefit of approximately $4.9 million related to share based compensation due to early adoption of a new accounting standard. The company now expects its full year effective tax rate to be about 28.5 percent.

Accounts receivable at the end of the first quarter were $183.9 million, down 3.4 percent from last year. Net inventories were $402.1 million, down 4.7 percent from last year. Trade payables were $232.4 million, up 10.0 percent from the comparable period last year.

3 - The Toro Company Reports Record First Quarter Results

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2016, Toro’s global presence extends to more than 90 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
February 23, 2017 at 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on February 23, 2017. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

4 - The Toro Company Reports Record First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 3, 2017	January 29, 2016
Net sales	$515,839	$486,398
Gross profit	193,480	182,654
Gross profit percent	37.5%	37.6%
Selling, general, and administrative expense	132,910	128,815
Operating earnings	60,570	53,839
Interest expense	(4,883)	(4,654)
Other income, net	3,866	4,512
Earnings before income taxes	59,553	53,697
Provision for income taxes(1)	14,563	14,436
Net earnings	$44,990	$39,261

Basic net earnings per share of common stock	$0.41	$0.36

Diluted net earnings per share of common stock	$0.41	$0.35

Weighted-average number of shares of common stock outstanding — Basic	108,627	110,029

Weighted-average number of shares of common stock outstanding — Diluted	110,774	112,326

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective September 16, 2016.

(1) Provision for income taxes for the three months ended February 3, 2017 reflects discrete tax benefits of $4,868 related to the adoption of Accounting Standards Update (“ASU”) No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting.

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
Segment Net Sales	February 3, 2017	January 29, 2016
Professional	$371,809	$338,836
Residential	140,390	144,284
Other	3,640	3,278
Total*	$515,839	$486,398

*Includes international sales of:	$131,242	$127,246

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	February 3, 2017	January 29, 2016
Professional	$68,166	$61,592
Residential	16,558	16,739
Other	(25,171)	(24,634)
Total	$59,553	$53,697

5 - The Toro Company Reports Record First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 3, 2017	January 29, 2016
ASSETS
Cash and cash equivalents	$158,893	$118,140
Receivables, net	183,850	190,297
Inventories, net	402,103	422,036
Prepaid expenses and other current assets	36,470	36,983
Total current assets	781,316	767,456

Property, plant, and equipment, net	226,917	221,523
Long-term deferred income taxes	56,864	66,000
Goodwill and other assets, net	337,816	335,697
Total assets	$1,402,913	$1,390,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$22,960	$23,398
Short-term debt	—	52,912
Accounts payable	232,440	211,216
Accrued liabilities	263,724	262,888
Total current liabilities	519,124	550,414

Long-term debt, less current portion	315,314	337,969
Deferred revenue	25,172	11,246
Other long-term liabilities	30,267	31,118
Total stockholders’ equity	513,036	459,929
Total liabilities and stockholders’ equity	$1,402,913	$1,390,676

6 - The Toro Company Reports Record First Quarter Results

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 3, 2017	January 29, 2016
Cash flows from operating activities:
Net earnings	$44,990	$39,261
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(1,943)	(1,878)
Provision for depreciation and amortization	16,516	15,741
Stock-based compensation expense	3,618	2,477
Decrease in deferred income taxes	393	—
Other	(98)	(464)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(19,380)	(12,614)
Inventories, net	(90,560)	(92,918)
Prepaid expenses and other assets	(4,272)	(4,655)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	66,128	59,581
Net cash provided by operating activities	15,392	4,531

Cash flows from investing activities:
Purchases of property, plant, and equipment	(11,620)	(10,680)
Proceeds from asset disposals	—	60
Distributions from finance affiliate, net	(98)	765
Proceeds from sale of a business	—	1,500
Acquisition, net of cash acquired	(23,882)	—
Net cash (used in) investing activities	(35,600)	(8,355)

Cash flows from financing activities:
Increase in short-term debt	—	51,789
Repayments of long-term debt	(12,702)	(13,371)
Proceeds from exercise of stock options	3,128	2,495
Purchases of Toro common stock	(67,718)	(27,485)
Dividends paid on Toro common stock	(18,994)	(16,496)
Net cash (used in) financing activities	(96,286)	(3,068)

Effect of exchange rates on cash and cash equivalents	1,832	(1,243)

Net (decrease) in cash and cash equivalents	(114,662)	(8,135)
Cash and cash equivalents as of the beginning of the fiscal period	273,555	126,275
Cash and cash equivalents as of the end of the fiscal period	$158,893	$118,140

The adoption of ASU No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, requires that excess tax benefits related to share-based compensation be reported as operating activities within the Consolidated Statements of Cash Flows. Previously, these benefits have been recorded in financing activities within the Consolidated Statements of Cash Flows. The change resulted in a $4,868 and $3,362 increase in cash flows from operating activities for the three months ended February 3, 2017 and January 29, 2016, respectively.

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